                                                                   Exhibit 10.10


                           SOFTWARE PURCHASE AGREEMENT

         This Software Purchase Agreement (this "AGREEMENT") is made and entered into as of June 23, 1998, by and between Learning Company Properties, Inc. (the "BUYER") and Princeton Review Publishing, L.L.C. (the "SELLER").

                              Preliminary Statement

         The Buyer desires to purchase, and the Seller desires to sell, certain of the assets of the Seller, for the consideration set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.       Sale and Delivery of the Assets.

         1.1      Assets to be Purchased.

         (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "CLOSING"), the Seller shall sell, transfer, convey, assign, and deliver, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests of the Seller used in or related to the business of Seller's Interactive Software Division (the "DIVISION") that may include:

                  (i) all machine-readable object code and human-readable source code, whether in printed form or on magnetic media and whether in English or in any other language, relating to the one or more software programs listed on
Schedule 1.1(a)(i) (including the Windows, Macintosh and all other versions thereof), and all related documentation, diagrams, flow charts, schematics and notes relating to such object code and source code (collectively, the "SOFTWARE PROGRAMS");

                  (ii) all books and records of accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, customer registration files and databases, all studies, reports or summaries, sell sheets, demos, golden masters, film and artwork for packaging, translation kits, and localized versions relating to the Software Programs, and any confidential information which has been reduced to writing relating to the Software Programs;

                  (iii) all of the Seller's right, title and interest in and to, including the right to enforce, the intellectual property rights in any United States and foreign patents, patent applications, and any derivation thereof; copyrights and copyright registrations for the Software

Programs (collectively, the "INTANGIBLE PROPERTY");

                  (iv) all executory contracts and agreement listed on Schedule 1.1.(a)(iv) attached hereto (including, without, limitation, employment agreements and arrangements for those employees listed on Schedule 1.1(a)(iv) (the "ASSUMED AGREEMENTS");

                  (v) the equipment identified on Schedule 1.1 (a)(v) attached hereto (the "EQUIPMENT").

         (b) The Software Programs, Intangible Property and other properties, assets and business of the Division described in paragraph (a) above shall be referred to collectively as the "ASSETS."

         1.2      Liabilities.

         (a) On the terms and subject to the conditions set forth herein, Buyer shall assume and satisfy, pay or perform when due in accordance with the terms thereof, the following obligations and liabilities (collectively, the "LIABILITIES"):

                  (i) all employee obligations relating to the Employees listed on Schedule 1.1(a)(iv) arising on or after the Closing Date (other than any severance obligations arising as a result of this Agreement which shall be the responsibility of Seller).

         (b) Except as set forth in Sections 1.1(a)(iv) and 1.2(a) above, the Buyer shall assume no liabilities, obligations or agreements of the Seller whatsoever and the Seller shall remain responsible for, and shall indemnify the Buyer against, all such liabilities, obligations and agreements, as set forth in
Section 5 hereof.

         1.3 Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, the Assets shall not include the assets identified on Schedule 1.3 attached hereto (the "EXCLUDED ASSETS").

         1.4 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action; as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

         1.5      Purchase Price.

         (a) The purchase price for the Assets and the initial license fee under the License Agreement between the parties of even date herewith (the "LICENSE AGREEMENT") shall be equal to the sum of (i) Five Million One Hundred Thousand Dollars ($5,100,000) in cash. The


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
Purchase Price shall be payable by check or wire transfer at the Closing.

         (b) The Purchase Price shall be allocated among the Assets and the License Agreement as set forth in Schedule 1.5(b) attached hereto. Such allocation shall be binding on the parties and the parties shall file their respective tax returns in accordance with such allocation and shall not take any position or action inconsistent with such allocation.

         1.6 The Closing. The Closing shall take place at the offices of Buyer on June 22, 1998 or at such other place, time or date (in person or by fax) as may be mutually agreed upon by the parties hereto. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 1:30 p.m., Boston time, on the date of the Closing (the "CLOSING DATE"). Neither Buyer nor Seller shall make an initial public announcement of said asset transfer or the License Agreement until the other party approves in writing the timing and text of such announcement.

2.       Representations and Warranties of the Seller.

         The Seller represents and warrants to the Buyer as follows:

         2.1 Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority (company and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby.

         2.2      Authorization.

         (a) The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite company and member action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Formation or By-laws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound except that Seller may obtain some consents of contributors after the date hereof as set forth herein.



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         (b) Schedule 2.2 attached hereto sets forth a true, correct and complete list of (i) all contracts which relate to the Software Programs in excess of $2,500, (ii) all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement (it being understood that Buyer shall not assume any liabilities from and after the Closing under any agreements to which Seller is a party other than those agreements listed on Schedule 1.1(a)(iv)). Seller shall provide a summary of all royalties, advances against royalties and other fees or amounts owed to third parties relating to the Software Programs within thirty (30) days of the Closing Date.

         2.3 Ownership of the Assets. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "ENCUMBRANCES"). The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever other than any disclosed Encumbrances.

         2.4 Litigation and Claim. Except as disclosed on Schedule 2.4 attached hereto, the Seller is not a party to, or to the Seller's best knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority relating to the Assets.

         2.5      Intangible Property.

         (a) Schedule 2.5 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all pending or registered copyrights in the Software Programs.

         (b) Except for material licensed to Seller under the Assumed Agreements and the Excluded Assets, and other matters expressly disclosed herein and in the schedules hereto, the Seller is the sole and exclusive owner of the Software Programs and the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, and no third party has, or has asserted, any rights to the Software Programs or the Intangible Property. The Intangible Property owned by the Seller with the Excluded Assets is sufficient to conduct the Seller's business as it relates to the Assets as presently conducted. The Software Programs and the Intangible Property do not infringe on any patent, copyright or other proprietary right of any third party. The Seller has no disputes with or claims against any third party for infringement by such third party of any Intangible Property of the Seller included in the Assets. The Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property, except that the Seller has not filed registrations for all copyrightable material.



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
         2.6 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith have been obtained and satisfied.

         2.7 Disclosure. No representation or warranty by the Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact known by Seller on the Closing Date or omits or will omit any material fact known by Seller on the Closing Date necessary in order to make the statements contained therein not misleading.

3.       Representations and Warranties of the Buyer.

         The Buyer represents and warrants to the Seller as follows:

         3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its corporation, and has the requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.

         3.2 Authorization. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to such party; (b) violate the provisions of the Certificate of Incorporation or By-laws of Buyer, (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator, or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

         3.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and TLC and which are necessary for the consummation of the transactions contemplated


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
by this Agreement have been obtained and satisfied.

4.       Deliveries at the Closing.

         4.1      Closing Deliveries.

         (a) The Buyer shall receive at the Closing each of the following documents:

                  (i) the consents and approvals to the assignments of the Assumed Agreements identified on Schedule 2.2(ii), in form satisfactory to the Buyer;

                  (ii) a License Agreement by and between Buyer and Seller relating to the license of certain content and trademarks contained in or used in connection with the Software Programs;

                  (iii) a bill of sale to the Assets;

                  (iv) all technical data, product literature and other documentation relating to the Seller's business as it relates to the Assets, all in form and substance satisfactory to the Buyer;

                  (v) such contracts, files and other data and documents pertaining to the Assets as the Buyer may reasonably request; and

                  (vi) a certificate of the Secretary of the Seller attesting to the incumbency of the Seller's officers, respectively, and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement.

         (b) The Seller shall receive at the Closing such documents, instruments or certificates as the Seller may reasonably request.

5.       Indemnification.

         5.1 Seller's Indemnification. The Seller hereby indemnifies and holds harmless the Buyer against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred (the "DAMAGES") by the Buyer in connection with each and all of the following:

         (a) Any breach by the Seller of any representation or warranty in this Agreement;

         (b) Any breach of any covenant, agreement or obligation of the Seller contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

         (c) Any liabilities or obligations of the Seller pertaining to the Assets that arise from


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or relate to events that occurred on or before the Closing Date and are not disclosed herein;

         (d) Any intellectual property or other proprietary claim relating to Software Programs manufactured or sold by the Seller on or before the Closing Date other than a claim for which Mindscape, Inc. would be responsible under the Exclusive Product Distribution and Publishing Agreement between Mindscape, Inc. and TPRP; and

         (e) Any tax liabilities or obligations of the Seller.

         5.2 Buyer's Indemnification. The Buyer hereby indemnifies and holds harmless the Seller against all Damages incurred by the Seller in connection with each and all of the following:

         (a) Any breach by the Buyer or its affiliate Mindscape, Inc. ("MINDSCAPE") of any representation or warranty in this Agreement; and

         (b) Any breach of any covenant, agreement or obligation of the Buyer and/or Mindscape contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

         5.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the Buyer (the "INDEMNIFIED PARTY"), shall promptly notify the Seller (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 5.4 of this Agreement.

         5.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party; assume and control the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the


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defense of such action, with its counsel and at its own expense. If the
Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         5.5 Payment of Indemnification Obligation. The Seller hereby agrees that any claim for indemnification by the Buyer under this Section 5 or under any other provision of this Agreement may, at the Buyer's option, be set off against any of the Buyer's obligations to make payments to the Seller under this Agreement, if any.

         5.6 Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 5 shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such two year period.

         5.7 Threshold. Neither party shall be required to make any indemnification payment pursuant to this Section 5 until such time as the total amount of all indemnifiable Damages that have been directly suffered or incurred by such party exceeds US $25,000 (the "BASKET AMOUNT"), and after a party seeking indemnification hereunder has incurred the Basket Amount of indemnifiable Damages, such party may recover indemnifiable Damages in excess of the Basket Amount.

6.       Post-Closing Agreements.

         6.1      Proprietary Information.

         (a) From and after the Closing Date, the Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller as it relates to the Assets and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

         (b) The Seller agrees that the remedy at law for any breach of this
Section 6.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 6.1.

         6.2      Sharing of Data and Software and Intangible Property.

         (a) The Buyer shall have the right for a period of two (2) years following the Closing


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Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Assets of the Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, employment or other laws and regulations.

         (b) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

         (c) This section 6.2 shall not in any way (i) limit Seller's responsibility to deliver electronic and hard copies of, and back-up documentation for, all source code included in the Assets, as well as the Tester and Apply Source Code (hereinafter defined), or (ii) restrict in any way Seller's rights to use the Assets. The Seller hereby licenses to the Buyer, for use only with the Content under the License Agreement and in accordance with the terms of the License Agreement, the Source Code for the Seller's Tester and Apply products (the "TESTER AND APPLY SOURCE CODE") to the extent that such source code is also used in the Assets.

         6.3 List and Delivery of the Assumed Agreements. Within five (5) days of the Closing Date, Seller shall deliver to Buyer a complete list, which to the best of Seller's knowledge after due inquiry, shall contain all of the Assumed Agreements. If after such date, Buyer or Seller discovers one or more additional agreements which should have been included on such list, Seller shall provide Buyer with an updated list and a copy of such agreements.

7.       Transfer and Sales Tax.

         Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder.

8.       Brokers.

         8.1 For the Seller. The Seller represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

         8.2 For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.



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
9. Termination of Mindscape Agreement. Buyer, Seller and Mindscape, agree that, effective as of the Closing Date, that certain Exclusive Product and Publishing Agreement by and between Seller and Mindscape dated December 15,1997 (the "MINDSCAPE AGREEMENT") is terminated. Notwithstanding such termination, the following obligations set forth in the Mindscape Agreement shall survive: (i) the confidentiality provisions; (ii) the representations, warranties, and covenants and indemnification provisions; and (iii) Mindscape's obligations to pay Seller royalties through the Closing Date.

10.      Miscellaneous.

         10.1     Notices

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

If to Seller:                                  If to Buyer:
                                               Attention: R. Scott Murray
Attention: Mark Chernis                        Executive Vice President and
Chief Operating Officer                          Chief Financial Officer
The Princeton Review                           Learning Company Properties Inc.
Publishing, L.L.C.                             c/o The Learning Company, Inc.
2315 Broadway                                  One Athenaeum Street
New York, NY 10024                             Cambridge, MA 02142
Telephone: (212) 874-8282                      Telephone (617) 494-1200

Facsimile:  (212) 721-6079                     Facsimile: (617) 494-1219

Copy of Notices to:                            Copy of Notices to:

Akabas & Cohen                                  Legal Department
488 Madison Ave., 11th Floor                    c/o The Learning Company, Inc.
Attn: Seth A. Akabas, Esq.                      One Athenaeum Street
New York, New York 10022                        Cambridge, MA 02142
Fax: (212) 308-8582                             Fax: (617) 494-5660

         Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; or
(b) three business days after being sent, if sent by registered or certified mail.

         10.2     Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their


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respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer or Seller may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate, or upon the merger of the party or the sale of all or substantially all of its business, all without the consent of the other party, upon providing notice to such other party. Any assignment in contravention of this provision shall be void.

         10.3     Entire Agreement: Amendment: Attachments.

         (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

         (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         10.4     Expenses.

         Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

         10.5     Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         10.6     Section Headings.

         The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the patties.

         10.7     Severability.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         10.8     Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be


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deemed to be an original, but all of which shall be one and the same document.



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         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed under seal as of the date first set forth above.


Learning Company Properties Inc.            Princeton Review Publishing, L.L.C.


By: /s/ R. Scott Murray                     By: /s/ Mark Chernis
   ---------------------------------           --------------------------------
    R. Scott Murray                         Name: Mark Chernis
    Executive Vice President and CFO        Title: Chief Operating Officer




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                               Schedule 1.1(a)(i)
                                Software Programs

Currently shipping versions of:

(a) Inside the SAT & ACT '98
(b) Inside the SAT & ACT '98 Deluxe
(c) Inside the GRE
(d) Algebra Smart
(e) Science Smart
(f) Word Smart
(g) College Advisor '97
(h) Inside the GMAT
(i) Inside the LSAT

                               Schedule 1.1(a)(iv)
                               Assumed Agreements

B115 Geoffrey Martz      Development of Inside the SAT (work for hire)
B115 Geoffrey Martz      Development of Inside the GRE (work for hire)
B115 Geoffrey Martz      Development of Algebra Smart (work for hire)

C026  GT Interactive Software       Non-exclusive distribution of software

C065  Micro Central, Inc.           Non-exclusive distribution of software
                                    (unsigned, undated)

C072  Student Services, Inc.        Promotion of fastWEB on Princeton Review
                                    CD-Roms SS adapts college scholarship data
                                    for College Advisor Term runs until June 17,
                                    1999 on automatic renewal

C077  Point Group Corp.             Non-exclusive distribution of software No
                                    term specified

C083  Media Safari                  Non-exclusive distribution license: Inside
                                    the SAT, College Advisor
                                    Terminates: earlier of 2 years after release
                                    of Programs plus 180-day sell-off

C084  Hewlett Packard               Non-exclusive licensing and distribution of
                                    College Advisor

C093 Ingram Micro                   Non-exclusive distribution of software
                                    Automatically renewed until 11/25/98 (need
                                    to terminate prior to next automatic
                                    renewal)

C094  IBM                           Non-exclusive licensing and distribution of
                                    Inside the SAT and Algebra Smart
                                    Terminates 6/30/98, unless renewed

Business Week                       Joint marketing of GMAT products, including
                                    promotional screens on GMAT software

Random House, Inc.                  Book/Disk publishing agreements

Employees

George Cigale
David Berger
Greg Silvano
Alex Mechnikov

Ed Gardner
Chip Terry
Richard Gardella
Melissa Berger
Meredith Trauner

                               Schedule 1.1(a)(v)
                                    Equipment

All equipment used exclusively by the employees whose employment terms are assumed by TLC for at least 90 days.

                                  Schedule 1.3
                                 Excluded Assets

1. All assets of every kind of Seller's software division that are not specifically described as included in Assets under Section 1.1, including without limitation, as Excluded Assets; all versions of Sellers Apply and Tester software programs, and all data files and content apart from the software in all of Seller's software products.

2.       Source code contained in Seller's Apply software program.

3.       Source code contained is Seller's Tester software program.

4. All trademarks, service marks and trade dress related to or used in connection with the Assets.

                                 Schedule 1.5(b)
                          Allocation of Purchase Price

The Purchase Price for the Assets and an initial License Fee under the License Agreement shall be allocated as set forth below. Any portion of the purchase price allocated to the initial fee for the License Agreement under Section 1.5 shall not affect the rights and obligations under this Agreement or the License Agreement, except as to accounting for the purchase price.

All Software Programs and other Intangible
Property (including in process research and
development) of the Division:                    $ 4,500,000.00

Customer Lists:                                  $    50,000.00

Property Rights/Trade Secrets:                   $   200,000.00

Equipment:                                       $    50,000.00

Licenses:                                        $   300,000.00

                                                 $ 5,100,000.00
                                                 ==============

                                  Schedule 2.2
                             Agreements and Consents

(i)      All contracts which relate to the Software Programs (Section 2.2(b)(i):



B093     Michael Freedman               Development of Inside the LSAT (work for hire)


B094     Karen Lurie & Ken Riley        Development of Inside the GMAT (work for hire)


B115     Geoffrey Martz                 Development of Inside the SAT (work for hire)

B115     Geoffrey Martz                 Development of Inside the GRE (work for hire)

B115     Geoffrey Martz                 Development of Algebra Smart (work for hire)


C012     Interactive Factory            Word Smart


C014     Lyriq International            Development of software (the Broadway)

C023     Lyriq International            Creation and marketing of software products

C032     Lyriq International            Development of Software (the Madison - GRE prep)


C022     Scientia, Inc.                 Development of software (MCAT)

C030     Scientia, Inc.                 Distribution of MCAT review software


C026     GT Interactive Software        Non-exclusive distribution of software


C065     Micro Central, Inc.            Non-exclusive distribution of software (unsigned,
                                        undated)


C072     Student Services, Inc.         Promotion of fastWEB on Princeton Review CD-

                                        Roms; SS adapts college scholarship data for College
                                        Advisor, term runs until June 17, 1999 on automatic
                                        renewal

C077     Point Group Corp.              Non-exclusive distribution of software, No term
                                        specified

C083     Media Safari                   Non-exclusive distribution license.  Inside the
                                        SAT, College Advisor
                                        Terminates: earlier of 2 years after release of
                                        Programs plus 180-day sell-off

C084     Hewlett Packard                Non-exclusive licensing and distribution of College
                                        Advisor

C093     Ingram Micro                   Non-exclusive distribution of software Automatically
                                        renewed until 11/25/98 (need to terminate prior to
                                        next automatic renewal)

C094     IBM                            Non-exclusive licensing and distribution of Inside
                                        the SAT and Algebra Smart, terminates 6/20/98,
                                        unless renewed

         Business Week                  Joint marketing of GMAT products

         Random House, Inc.             Publishing Agreements for Book/Disk Products


(ii)     All consents and approvals of third parties (Section 2.2(b)(ii)):

         Random House, Inc.

         Princeton Review Management, L.L.C.

                                  Schedule 2.3
                                  Encumbrances

Agreements noted, to the extent breached, could result in claims on Assets.

                                  Schedule 2.4
                              Litigation and Claims

TPRP has had an ongoing dispute and Lyriq International Corporation regarding the correct amount of royalties accruing under various software development agreements.

TPRP had a dispute with ZCI Publishing regarding an agreement that provided for ZCI to perform work with a translation engine, which TPRP believes did not work. An arbitration was commenced, and a verbal settlement was reached, however, the settlement has not been consummated.

Notwithstanding any other provision in this Agreement, TPRP shall retain all liability arising out of or relating to such claims.

                                  Schedule 2.5
                               Intangible Property

1.       Registered Copyrights:

         NONE